UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2005

Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Tampa, Florida	33602

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 274-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See Item 5.02 below.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 3, 2005, the Company appointed James C. Hobby to the position of Senior Vice President, Global Operations, and entered into a 2-year employment agreement with Mr. Hobby. On January 5, 2005, the Company issued a press release announcing the appointment of Mr. Hobby to such position.

As Senior Vice President, Global Operations, Mr. Hobby will oversee the daily operations, administration and development of the Company’s customer care operations throughout the world. This includes the Company’s business operations in the Americas Segment (North America, Latin America, Asia Pacific), and EMEA (Europe, Middle East, Africa). Mr. Hobby was previously responsible for operations in Americas and Asia. He has over 20 years of experience in customer service center operations across a multitude of industries. Before joining the Company in August 2003, Mr. Hobby held several senior management positions at Gateway, Inc., most recently serving as President of Customer Care for Gateway, Inc. From January 1999 to August 1999, he served as Vice President of European Customer Care for Gateway, Inc. Mr. Hobby, age 54, holds a Bachelor’s Degree in Business Administration and Accounting from the University of Memphis.

The two-year employment agreement with Mr. Hobby expires on January 2, 2007, but will automatically be renewed for successive one-year periods unless one of the parties provides written notice of its intent not to renew the agreement at least 180 days prior to the expiration of the initial term or any renewal term. Under the agreement, Mr. Hobby’s annual base salary will not be less than $275,000, and he is entitled to a performance bonus of up to 50% of his base salary in accordance with the Company’s standard policy for the payment of performance bonuses, and to standard executive fringe benefits.

If the agreement is terminated by the Company prior to the expiration of the initial term or any renewal period for any reason other than death, disability, or cause (as defined in the agreement), the Company is required to pay Mr. Hobby an amount equal to his weekly base salary through the end of the initial term or renewal period of the agreement or for 52 weeks, whichever is greater and Mr. Hobby may not compete with the Company during such period in any area in which the Company’s clients are then conducting business. If the Company agrees to release Mr. Hobby from the noncompete provision after the end of the initial term or renewal period of the agreement, the Company may discontinue making payments due to him after the end of the initial term or renewal period. The agreement provides that if Mr. Hobby’s employment is terminated by the Company due to his death, disability or cause, or voluntarily by Mr. Hobby, then the Company will have no obligation to pay him any salary, bonus or other benefits other than those payable through the date of termination, and Mr. Hobby may not compete with the Company for a period through the end of the initial term or renewal period of the agreement or for 52 weeks following the termination of his employment, whichever is greater. The agreement provides that, after termination of his employment for any reason, whether by the Company or Mr. Hobby, Mr. Hobby may not solicit the Company’s employees, consultants and suppliers for the longer of (i) the full stated term or renewal period of the agreement or (ii) a period of 52 weeks after termination of his employment.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1	Press Release.

Exhibit 99.2	Employment Agreement dated as of January 3, 2005, between Sykes Enterprises, Incorporated and James C. Hobby.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED
By:	/s/ W. Michael Kipphut
W. Michael Kipphut
Group Executive, Senior Vice President – Finance

Date: January 7, 2005

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